Exhibit 10.29

April 25, 2003

Jason Brown

1817 Aston Avenue, #105

Carlsbad, CA 92008

Dear Jason:

On behalf of drugstore.com, inc. (the “Company”), we are pleased to offer you the position of Vice President, Specialty Retail, reporting directly to the Company’s Chief Executive Officer.

You will receive an annual salary of $190,000, along with the Company’s standard employee benefits. Your salary will be paid in accordance with the Company’s standard payroll policies. As an employee, you will be eligible to receive a bonus based on your individual and the Company’s performance; such bonus amount could be zero.

You will be granted an option (the “Option”) to purchase 250,000 shares of drugstore.com, inc. common stock. The exercise price will be equal to $2.50. The Option will vest over a four-year period, with 20% vesting after six months and the remainder vesting quarterly thereafter. Vesting will depend upon your continued employment with the Company. The Option will be subject to the terms of the Company’s 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com.

If during the first two years of your employment with the Company your employment is terminated without Cause or you terminate your employment for Good Reason, you will be offered a severance package that includes the equivalent of nine months salary, paid in accordance with the Company’s standard payroll policies. In addition, the Company will offer to pay for your and your immediate family’s medical and dental coverage, equivalent to coverage you were receiving as an employee, for a period of one year. Finally, the Company will allow your options to continue to vest as if you were an employee for the twelve-month period immediately following your employment’s termination. “Cause” means (a) the willful and repeated failure to comply with the lawful directions of the Chief Executive Officer, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against the Company, (d) misappropriation of material property of the Company. “Good Reason” means that the Company fails to pay your salary in accordance with the Company’s standard payroll practices, and such failure continues for more than ten (10) days after you deliver written notice of such failure to the Company.

All of us at the Company are very excited that you are joining us and look forward to mutually beneficial and rewarding relationship. Nevertheless, your employment at drugstore.com may be terminated by you or drugstore.com at any time for any reason with or without cause or notice.

The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees in a manner which is consistent with the changes made for other members of the senior management team.

Should you have any questions with regard to any of the items indicated above, please contact Alesia Pinney. Kindly indicate your consent to the terms contained in this offer letter by signing and returning a copy to us by April 29, 2003.

Sincerely,

/s/ Kal Raman
Kal Raman
Chief Executive Officer

Agreed to and accepted:

/s/ Jason Brown	04/28/03
Jason Brown	Date